Exhibit 99.1

NEWS RELEASE

OTC Disclosure & News Service

Chess Supersite Corporation’s Chess Stars is providing a live coverage of the Grand Chess Tour events! All games will be carried live by Chess Stars with computer analysis and GM Video Commentary!

July 31nd, 2017.

OTC Disclosure & News Service

Toronto, Ontario, July 31st, 2017 (GLOBE NEWSWIRE) – http://www.globenewswire.com

Chess Supersite Corporation.
Info@chesssupersitecorp.com.

Chess Supersite Corporation: Chess Stars is providing a live coverage of the Grand Chess Tour. All games will be carried live by Chess Stars with computer analysis and GM Video Commentary!

Chess Supersite Corporation is an owner and operator of the www.chessstars.com - a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, revolutionary “Choose Your Moves and Win” chess skilled contests (patent pending) and much more.

FOR IMMEDIATE RELEASE

Chess Supersite Corporation’s Chess Stars is providing a live coverage of the Grand Chess Tour tournaments – the top chess events. All games will be carried live by Chess Stars with computer analysis and GM Video Commentary!

These tournaments are International media events featuring five annual chess events under auspices of the Grand Chess Tour – the World class chess organization headed by the renowned GM Garry Kasparov and other notable dignitaries. Their formula is very simple: they attract top 10 GM’s in the World and provide super playing conditions (including prize find) for the series of super Classical, Rapid and Blitz tournaments played in the most significant places around the Globe, such as Paris, Brussels, Saint Louis and London.

The 2017 Grand Chess Tour is a series of five chess tournaments held throughout the year. The Prize Fund is $1, 2 million.

Chess Stars is very proud to provide a live coverage of these highly prestigious events! The more information including some sensational developments will be available shortly.

About Chess Supersite Corp.

Chess Supersite Corp., is a publicly traded company, trading symbol: CHZP on the OTC Market Group, whose primary business is the development and operation of the chess portal www.chesssupersite.com – a comprehensive chess portal featuring state-of-the-art playing zone, broadcasts of the major tournaments, intuitive mega database, chess skilled contests and much more. Additional information can be accessed on the company’s website www.chesssupersitecorp.com

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact:
Chess Supersite Corporation.
www.chesssupersitecorp.com
1131A Leslie Street, Suite 101
Toronto, Ontario, M3C 3L8, Canada
Ph: 416-441-4631.